Exhibit 10.9

LAND CONTRACT

This LAND CONTRACT (“Contract”) is executed to be effective as of the 25th day of June, 2021 (“Execution Date”), by and between SF Motors, Inc., a Delaware corporation, DBA SERES (“Vendor”), and Electric Last Mile, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH, that the parties agree as follows:

Vendor hereby sells to Purchaser, and Purchaser hereby purchases from Vendor, subject to the terms, covenants and conditions set forth herein, the following property: certain real property generally located at 12900 McKinley Highway, Mishawaka, Indiana, further described on Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all buildings, improvements and fixtures located thereon (collectively, the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

1. Purchase Price and Manner of Payment.

1.1.	Purchase Price. The Purchase Price for the Real Property shall be the sum of Ninety Million and 00/100 Dollars ($90,000,000.00) (“Purchase Price”), which Purchaser agrees to pay Vendor in accordance with the terms and conditions of this Contract, without relief from valuation and appraisement laws and with reasonable attorneys’ fees after and Event of Default (as defined below) and referral to an attorney for collection.

1.2.	Manner of Payment. The Purchase Price shall be paid in the following manner:

1.2.1.	The sum of Eighteen Million Six Hundred Twenty Thousand Six Hundred Eighty-Nine and 66/100 Dollars ($18,620,689.66) is herewith paid in cash on the date hereof in connection with turning over the possession of Real Property pursuant to the Purchase Agreement (the “Possession Date”) as set out in that certain Agreement of Purchase and Sale between Vendor and Purchaser dated as of April 9, 2021 (“Purchase Agreement”).

1.2.2.	The remainder of the Purchase Price in the amount of Seventy-One Million Three Hundred Seventy-Nine Thousand Three Hundred Ten and 34/100 Dollars ($71,379,310.34) (such amount plus any Delinquent Interest referred to as the “Contract Balance”) shall be paid by Purchaser to the order of Vendor in twenty-three (23) consecutive monthly installments of Three Million One Hundred Three Thousand Four Hundred Forty-Eight and 28/100 Dollars ($3,103.448.28) (each, a “Monthly Payment”), with the first Monthly Payment being due and payable on June 30, 2021 (the last day of the calendar month in which the Transfer of Possession Date occurs), and each successive Monthly Payment being made on later than the last day of each consecutive calendar month thereafter (each a “Payment Date”) until Vendor receives the entire Purchase Price.

1.2.3.	Purchaser’s obligation to pay the Contract Balance, including the Monthly Payments on the Payment Dates are independent covenants without offset, counterclaim, defense, presentment, notice or demand, at such address or bank account(s) as Vendor may direct by written notice. There shall be no prepayment penalty for payments made before the applicable Payment Date and such prepayment amount shall reduce the Purchase Price, provided that any partial prepayment shall not act to reduce or delay the next Monthly Payment, but rather shall be applied to the Contract balance in inverse order of maturity of the Monthly Payments.

1.2.4.	Purchaser hereby acknowledges that late payment of any Monthly Payment will cause Vendor to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. If Vendor does not receive the applicable Monthly Payment on the applicable Payment Date, and Purchaser fails to cure such nonpayment within five (5) days following receipt of written notice from Vendor, Purchaser will pay Vendor a late charge equal to five percent (5%) of the Monthly Payment, plus interest at the Default Rate (as defined in Section 11) and subject to other rights and remedies provided herein.

2. Taxes and Assessments. Real estate taxes and assessments shall be prorated and paid in accordance with the Purchase Agreement. Specifically, Vendor shall pay the installments due on May 10 and November 10, 2021 when due. Vendor will also pay its share and Purchaser’s share of the installment payable on May 10, 2022, allocated with 176/181 to Vendor and 5/181 to Purchaser (approximately $170,963.31 to Vendor and $4,856.91). Purchaser shall reimburse Vendor for Purchaser’s share of such tax installment within ten (10) days after billing. Thereafter, beginning on November 10, 2022, Purchaser shall be responsible for directly paying to the taxing authority all installments of real estate taxes and assessments payable thereafter. Purchaser, upon written notice to Vendor and at Purchaser’s expense, may contest on Vendor’s and Purchaser’s behalf, any changes of the assessed valuation of the Real Property. Vendor shall forward or cause to be forwarded to Purchaser a copy of all statements for real estate taxes and assessments on the Real Property payable by Purchaser, as received, and Purchaser shall provide to Vendor upon request evidence of payment of such taxes. Should Purchaser fail to timely pay any real estate taxes or assessments required under this Section 2 and should Purchaser not rectify the situation within five (5) business days after written notice from Vendor to Purchaser, Vendor shall have the right, without assuming obligation in connection therewith, to pay such real estate taxes and assessments at the sole cost of Purchaser, and all costs incurred by Vendor shall be payable to Vendor by Purchaser within ten (10) days after demand and without prejudice to any other rights and remedies of Vendor under this Contract. Notwithstanding the foregoing, Purchaser shall have the right to appeal any tax bill so long as Purchaser does not cause any delinquency in payment of the same or penalties to accrue as a result of the same.

3. Insurance.

3.1.	Coverages. At all times during the term of this Contract, at Purchaser’s sole cost and expense, Purchaser shall obtain and keep in force for the benefit of Purchaser and Vendor the following insurance:

3.1.1.	Property Insurance. Special causes of loss/special form property insurance (formerly known as “all risk” or “extended coverage” property insurance), earthquake insurance, and flood insurance on all Improvements and all of Purchaser’s personal property located on, in or about the Real Property. The amount of such insurance shall be the Full Insurable Replacement Value (as defined below). Each such policy shall specify that proceeds shall be payable whether or not any improvements are actually rebuilt. Each such policy shall include an endorsement protecting the named and additional insureds against becoming a co-insured under the policy. Purchaser hereby releases and waives as against Vendor and its shareholders and employees any and all claims, causes of action, demands, and rights of recovery, of whatever nature, for damages, loss or injury to the Improvements and/or the property of Purchaser in, upon or about the Real Property caused by or resulting from fire and/or any other perils required to be insured against by Purchaser hereunder, whether or not such damages, loss or injury is caused by the fault or negligence of Vendor or its shareholders or employees.

3.1.2.	“Full Insurable Replacement Value” means 100% of the actual costs to replace the Improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal and including materials and equipment not in place but in transit to or delivered to the Real Property. The Full Insurable Replacement Value initially shall be determined at Purchaser’s expense by an appraiser or an insurer, selected by Purchaser and acceptable to Vendor, but in no event at any time less than the Contract Balance. Purchaser shall maintain coverage at the current Full Insurable Replacement Value throughout the term of this Contract, subject to reasonable deductibles approved by Vendor pursuant to Subsection 3.2.1. below.

3.1.3.	Business Interruption Insurance. Insurance against loss from business interruption under a business interruption policy, covering risk of loss due to causes insured against under Subsection 3.1.1. above, in an amount not less than eighteen (18) months of projected gross revenues from the Real Property.

3.1.4.	Worker’s Compensation and Employer’s Liability Insurance. Worker’s compensation insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Purchaser and/or the Real Property, and employer’s liability Insurance in amounts not less than $2,000,000 per occurrence for bodily injury and $2,000,000 per employee for injury by disease (or such higher amounts as may be required by law).

3.1.5.	Commercial General Liability Insurance. Commercial general liability insurance through one or more primary and umbrella liability policies against claims, including but not limited to, bodily injury and property damage occurring in, on or about the Real Property, with such limits as may be reasonably required by Vendor from time to time, but in any event not less than $10,000,000, combined single limit and annual aggregate, which Purchaser shall increase as necessary during the term of this Contract to maintain adequate coverage over time that is comparable to the requirements in effect as of the execution of this Contract. Such insurance shall insure the performance by Purchaser of the indemnity agreements contained in this Contract. If any governmental agency or department requires insurance or bonds with respect to any proposed or actual use, storage, treatment or disposal of Hazardous Materials by Purchaser, Purchaser shall be responsible for such insurance and bonds and shall pay all premiums and charges connected therewith; provided, however, that this provision shall not and shall not be deemed to modify the provisions of this Section 3.

Such liability insurance policy shall (i) delete any employee exclusion on bodily injury coverage; (ii) include employees as additional insureds; (iii) provide blanket contractual coverage, including liability assumed by and the obligations of Purchaser under this Contract for personal injury, death and/or property damage; (iv) provide products and completed operations and independent contractors coverage and broad form property damage liability coverage without exclusions for collapse, explosion, demolition, underground coverage and excavating, including blasting; (v) provide aircraft liability coverage, if applicable, and automobile liability coverage for owned, non-owned and hired vehicles; (vi) provide liability coverage on all mobile equipment used by Purchaser; and (vii) include a cross liability endorsement (or provision) permitting recovery with respect to claims of one insured against another. Such insurance shall insure against any and all claims for bodily injury, including death, resulting therefrom, and damage to or destruction of property of any kind whatsoever and to whomever belonging and arising from Purchaser’s operations at the Real Property and whether such operations are performed by Purchaser or any of its contractors, subcontractors, or by any other person (with the exception of damage or injury caused by the gross negligence or willful misconduct of Vendor occurring after the Execution Date or any other person or party acting by or on behalf of Vendor).

3.1.6.	Other. All other insurance that Purchaser is required to maintain under all applicable laws, ordinances, and regulations of any U.S and State of Indiana governmental authority having jurisdiction thereof.

3.2.	Policy Form and General.

3.2.1.	All insurance policies required to be maintained under this Contract by Purchaser, and all renewals thereof, shall be (i) issued by one or more companies of recognized responsibility, authorized and qualified to do business in the State of Indiana, with a financial rating of at least A-, X in the most recent edition of Best’s Insurance Reports (or its successor, or, if there is no equivalent successor rating, otherwise reasonably acceptable to Vendor); (ii) a primary policy payable directly to Vendor, and any insurance maintained by Vendor shall be excess of and shall not contribute with Purchaser’s policies; and (iii) endorsed such that such policies shall not be changed or canceled without at least thirty (30) days’ prior written notice to Vendor. The insurance shall be issued in the names of Purchaser and Vendor, as their respective interests may appear. All property insurance shall also be required to be maintained under this Contract by Purchaser shall name Vendor as loss payee and all liability insurance required to be maintained under this Contract by Purchaser shall name as additional insureds Vendor, its shareholder, its employees, and such other parties as Vendor may reasonably request. Any deductibles under any of the insurance required hereunder must be agreed to in advance in writing by Vendor in its reasonable, good faith discretion. All deductibles shall be paid by Purchaser.

3.2.2.	A copy of each insurance policy required hereunder of Purchaser, or a certificate of each such policy executed by the insurance company evidencing that the required insurance coverage is in full force and effect, shall be deposited with Vendor on or before the Execution Date of this Contract, shall be maintained throughout the term of this Contract, and shall be renewed not less than thirty (30) days before the expiration of the term of the policy. No such policy shall contain any provisions for exclusions from liability and no exclusion shall be permitted in any event if it conflicts with any coverage required hereby, and, in addition, no such policy shall contain any exclusion from liability for bodily injury or sickness, disease or death or which in any way impairs coverage under the contractual liability coverage described above.

3.2.3.	No approval by Vendor of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation, warranty or other assurance by Vendor of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible, and Purchaser assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

3.2.4.	Should Purchaser fail to take out and keep in force each insurance policy required under this Section 3, or should such insurance not be reasonably approved by Vendor and should Purchaser not rectify the situation within ten (10) business days after written notice from Vendor to Purchaser, Vendor shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Purchaser, and all costs incurred by Vendor shall be payable to Vendor by Purchaser within ten (10) days after demand and without prejudice to any other rights and remedies of Vendor under this Contract.

3.2.5	If the Improvements or any part thereof are damaged by casualty the entire insurance proceeds payable in respect of the part so taken or damaged are hereby assigned to and shall be paid directly to Vendor for the sole purpose of making the same available for Purchaser to restore the Improvements to as nearly the same condition as existed prior to such casualty so long as (i) no outstanding Event of Default exists hereunder, and (ii) sufficient insurance proceeds are available to Purchaser to completely restore the Improvements to its condition immediately preceding said loss, or if sufficient insurance proceeds are not available, Purchaser deposits with Vendor sufficient additional cash to make up for any such deficiency of insurance proceeds, (iii) the Improvements can be restored on the Real Property in compliance with applicable law (including zoning ordinances), (iv) the loss occurs at a time which is greater than three (3) months prior to the due date of the final Monthly Payment, and (iv) at Vendor’s option, such insurance proceeds shall be held by Vendor in a non-interest bearing account disbursed by Vendor with final disbursement being made only at such time as the restoration is completed in a good and workmanlike manner, lien free, a certificate of occupancy for the restored Improvements has been issued by the appropriate governmental authority (if available). Vendor shall not be responsible for conducting any of such restoration work. If the foregoing requirements are not met, or if the insurance proceeds exceeds the cost of reconstruction, restoration or repair, the insurance proceeds, or the excess insurance proceeds, as the case may be, shall be applied to the payment of the Contract Balance. The event of casualty shall in no case relieve Purchaser from continuing to pay each full Monthly Payment when due until the Contract Balance is satisfied in full from such payments and application of the insurance proceeds.

3.3.	Purchaser’s Responsibility for Accidents. Purchaser hereby assumes all risk and responsibility for accident, injury or damage to person and property arising from Purchaser’s use and control of the Real Property and the Improvements thereon except for accidents, injury or damage caused by or arising out of the gross negligence or willful misconduct occurring after the Execution Date of Vendor or any party acting through or on behalf of Vendor and not covered by insurance required to be maintained by Purchaser hereunder. Purchaser shall insure such risk by carrying standard commercial general liability insurance, in such amounts as are satisfactory to Vendor, insuring the Vendor’s liability as well as the Purchaser’s, pursuant to this Section 3.

4. Title, Escrow And Final Payment. Vendor has delivered to Escrow Agent (defined below) a fully-executed (i) Special Warranty Deed in recordable form (the “Deed”), (ii) executed Assignment of the Ground Lease by and between Vendor and St. Joseph County Indiana, Department of Redevelopment acting by and through the St. Joseph County Redevelopment Commission, dated December 18, 2001, in recordable form (the “Lease Assignment”) and (iii) a Release and Termination of Memorandum of Land Contract in recordable form (“Memorandum Release”) (collectively, the Recordable Documents”). Purchaser has obtained Contract Owner’s Title Policy in the amount of the Purchase Price from the Chicago Title Insurance Company (referred to herein as the “Title Company” or the “Escrow Agent”). Upon written direction by both Vendor and Purchaser to Escrow Agent that all conditions have been satisfied, and in accordance with the provisions of the Escrow Agreement by and between Escrow Agent, Vendor and Purchaser, Escrow Agent shall (i) record the Recordable Document in the Office of the Recorder of St. Joseph County, Indiana, (ii) promptly provide to Purchaser file stamped copies of the recorded Recordable Documents and, (iii) return the original recorded Recordable Documents to Purchaser promptly after recorded (the “Final Payment Transaction”). At the Final Payment Transaction, Purchaser’s obligations under this Land Contract shall be satisfied in full.

5. Representations and Warranties. The representations and warranties of Vendor and Purchaser are as set out in the Purchase Agreement. In addition, Vendor hereby warrants that Vendor has good and merchantable title to the Real Estate, free and clear of any and all liens, leases, restrictions and encumbrances, except as follows:

(i)	Easements and restrictions of record;

(ii)	Current real estate taxes not yet delinquent;

(iii)	Matters that would be disclosed by an accurate inspection or survey of the Real Estate; and

(iv)	Applicable zoning, building, land use and other governmental restrictions, laws, ordinances, rules and regulations;

Vendor further represents and warrants the following as of the date hereof: Vendor has made no contract to sell all or a part of the Real Estate to any person other than the Purchaser; Vendor has not given to any person an option, which is presently exercisable, to purchase all or any part of the Real Estate; there are no unpaid claims for labor done upon or materials furnished for the Real Estate in respect of which liens have been or may be filed; there is no judgment of any court of the State of Indiana or of any court of the United States that is or may become a lien on the Real Estate; and Vendor is neither principal nor surety on any bond payable to the State of Indiana.

6. Purchaser’s Right to Mortgage the Real Property. Purchaser shall not have the right to encumber the Real Property or Purchaser’s interest in this Contract in any way, including with an easement, lease, mortgage, security interest, assignment or any form of lien or debt instrument and any such encumbrance shall be void ab initio.

7. Transfer of Purchaser’s Interest -- Condemnation. Purchaser’s interest in this Contract and Purchaser’s interest in the Real Property may not be sold, assigned, pledged, mortgaged, encumbered or transferred by Purchaser without the prior written consent of Vendor, which consent may be withheld at Vendor’s sole discretion. If the Real Property or any part thereof is taken or damaged pursuant to an exercise or threat of exercise of the power of eminent domain, the entire proceeds of the award or compensation payable in respect of the part so taken or damaged are hereby assigned to and shall be paid directly to Vendor. Such proceeds shall be applied, at Vendor’s option and without premium, in part or entirely as a prepayment of the Contract Balance or to restoration of the Real Property; provided, however, that if by electing to apply part of any such award or compensation against the Contract Balance, the Contract Balance shall be recalculated and the Monthly Payment amount shall be reduced to amortize the recalculated Contract Balance over the remaining term of this Contract. If the Contract Balance is paid in full, then Vendor shall pay the balance of the proceeds of the award to Purchaser.

8. Indemnification and Release. (a) Regardless of whether or not separate, several, joint or concurrent liability may be imposed upon Vendor, Purchaser shall indemnify, defend and hold harmless Vendor from and against all damages, claims and liability arising from or connected with Purchaser’s control or use of the Real Property, including, without limitation, any damage or injury to person or property with the exception of any liability, damage or injury caused by or arising from the gross negligence or willful misconduct occurring after the Execution Date of Vendor or any person or party acting through or on behalf of Vendor and not covered by insurance required to be maintained by Vendor. This indemnification shall not include any matter for which the Vendor is effectively protected by insurance. If Vendor without fault of Vendor any person or party acting by or on behalf of Vendor, shall become a party to litigation commenced by or against Purchaser (but not by Purchaser against Vendor), then Purchaser shall indemnify, defend and hold Vendor harmless. The indemnification provided by this paragraph shall include all reasonable legal costs and attorneys’ fees incurred by Vendor in connection with any such claim, action or proceeding. (b) Vendor shall indemnify, defend and hold harmless Purchaser from and against all damages, claims and liability arising from or connected with use of, or access to, the Real Property occurring after the Execution Date by Vendor or any person or party acting through or on behalf of Vendor, including, without limitation, any damage or injury to person or property.

9. Covenants.

9.1.	Maintenance. Purchaser shall, at its sole cost and expense, shall maintain, repair and make all replacements to the Real Property and all common area, parking, machinery, apparatus, equipment and systems located thereon, including, without limitation, the roof, roof membrane, foundation, slabs, load bearing and exterior walls, other structural elements of the Real Property, windows, boilers, heating, ventilation, air conditioning and other mechanical systems, plumbing and sewer systems, electrical systems on or serving the Real Property, necessary to keep the Real Property and all such machinery, apparatus, equipment and systems in good condition, repair and working order; provided that Vendor shall be responsible for all maintenance, repair and replacement necessitated by damage caused after the Execution Date by Vendor or any person or party acting through or on behalf of Vendor. Purchaser shall keep the Real Property in a neat and orderly condition and in compliance with all applicable laws, ordinances, and regulations of any governmental authority having jurisdiction thereof.

9.2.	Use. Purchaser shall use and operate the Real Property for the manufacturing of vehicles and related uses (“Purchaser’s Intended Use”) and shall not change such usage. The Real Property shall not, without the prior written consent of Vendor, be rented, leased or occupied by persons other than Purchaser, until payment in full of the Contract Balance.

9.3.	Alterations. Purchaser shall not make or permit to be made any alteration, addition or improvement in, upon or to the Real Property, or any portion thereof, without the prior written consent of Vendor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Vendor’s consent is obtained, all such alterations, additions or improvements shall be performed at the expense of Purchaser in a diligent, good and workmanlike manner, free from faults and defects and in accordance with all applicable laws, ordinances, and regulations of any governmental authority having jurisdiction thereof. Prior to commencing the construction, installation or making of any alterations, additions or improvements, Purchaser shall provide Vendor with detailed plans and specifications therefor along with all necessary building permits and other governmental approvals and shall obtain Vendor’s written approval thereof.

9.4.	Liens. Purchaser shall not permit any Statement of Intention to hold a Mechanic’s Lien to be filed against the Real Property nor against any interest or estate therein by reason of labor, services or materials claimed to have been performed or furnished to or for Purchaser. If such Statement of Intention to hold a Mechanic’s Lien shall be filed, Vendor, at Vendor’s option, may compel the prosecution of an action for the foreclosure of such Mechanic’s Lien by the lienor. If any such Statement of Intention to hold a Mechanic’s Lien shall be filed and an action commenced to foreclose the lien, Purchaser, upon demand by Vendor, shall cause the lien to be released at Purchaser’s expense by the filing of a written undertaking with a surety approved by the Court and obtaining an order from the Court releasing the property from such lien. Nothing in this instrument shall be deemed or construed to constitute consent to, or a request to any party for, the performance of any labor or services or the furnishing of any materials for the improvement, alteration or repairing of the Real Property; nor as giving Purchaser the right or authority to contract for, authorize or permit the performance of any labor or services or the furnishing of any material that would permit the attaching of a valid mechanic’s lien.

9.5.	Possession. Purchaser acknowledges that, except as expressly set forth herein, it has had a full opportunity to inspect the Real Property and agrees to accept the Real Property as of the Execution Date in its current condition “AS IS, WHERE IS, WITH ALL FAULTS CONDITION”, as set-out in the Purchase Agreement. EXCEPT AS EXPRESSLY SET FORTH HEREIN, VENDOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE CONDITION OF THE REAL PROPERTY OR ITS HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURCHASE.

9.6	Tax Treatment. For all applicable tax purposes, Vendor and Purchaser shall treat the transaction contemplated herein as a purchase of the Real Property by Purchaser from Vendor as of the Possession Date.

10. Vendor’s Right of Entry. Vendor reserves and shall have the right to enter the Real Property (accompanied by an employee of Purchaser) upon at least two business (2) days prior notice (except in an extreme emergency, when no notice shall be required) to inspect the Real Property, to evaluate Purchaser’s compliance with this Contract (including Purchaser’s compliance with all applicable laws, ordinances, and regulations of any governmental authority having jurisdiction thereof), to cure any default of Purchaser, to post notices of non-compliance, to perform any obligation and/or to exercise any rights Vendor has under this Contract. Vendor’s entry provided herein shall (i) be accomplished in a manner designed to least interfere with Purchaser’s operations, (ii) comply with Purchaser’s safety protocols, and (iii) not constitute an actual or constructive eviction of Purchaser, in whole or in part, or giving rise to an abatement of Purchase Price by reason of loss or interruption of business of Purchaser or giving rise to any liability for direct or indirect injury to or interference with Purchaser’s business or any inconvenience or annoyance suffered by Purchaser. Notwithstanding anything to the contrary set forth in this Section 10, Vendor shall be responsible for any and all damage, injury or other liability arising out of Vendor’s exercise of its access rights set forth above to the extent the same is not covered by the insurance which Purchaser is required to maintain hereunder.

11. Default and Acceleration. It is expressly agreed by Purchaser that time is of the essence of this Contract. Upon the occurrence of any Event of Default, as hereinafter defined, and at any time thereafter, the entire Contract Balance and all Obligations (as defined in Section 11.2), and all accrued, unpaid interest thereon, shall, at the option of Vendor, become immediately due and payable without any notice, presentment, demand, protest, notice of protest, or other notice or dishonor or demand of any kind, all of which are hereby expressly waived by Purchaser, and Vendor shall have the right to pursue immediately any and all remedies, legal or equitable, as are available under applicable law to collect such Contract Balance together with a default rate of interest equal to twelve percent (12%) per annum beginning to accrue on the date of the Event of Default (the “Default Interest”). Vendor shall be entitled to avail itself of the remedy of declaring a forfeiture and cancel the Contract as provided below and thereby taking possession and removing the Purchaser from the Real Property. The following shall each constitute an “Event of Default” for purposes of this Contract:

11.1.	Default by Purchaser in the payment of:

11.1.1.	any Monthly Payment installment of the Purchase Price within five (5) days of the date due under the terms of this Contract,

11.1.2.	any installment of real estate taxes on the Real Property or assessment for a public improvement which by the terms of this Contract are payable by Purchaser, on or before the date the same becomes delinquent,

11.1.3.	any lapse of insurance required by the terms of this Contract to be maintained by Purchaser,

11.1.4.	any installment of basic rent or other additional charges payable under the that certain sublease between Vendor and Purchaser to the ground lease for parking lot purposes by and between Vendor and St Joseph County, Indiana Department of Redevelopment, acting by and through the St. Joseph County Redevelopment Commission dated December 18, 2001 (the “Sublease”),

11.1.5.	any other mutually agreed upon amount payable pursuant to this Contract.

11.2.	Default, for a period of ten (10) days (provided that, with the exception of Purchaser’s payment obligations, if any breach of this Contract cannot reasonably be remedied within such ten (10) day period, it shall not be a Purchaser Default hereunder so long as Purchaser commences such cure within the ten (10) day period and proceeds diligently until such cure is complete, but in no event longer than sixty (60) days) after written notice thereof is given to Purchaser, in the indebtedness, obligations and liabilities, or the performance or observation of any other covenant or term of this Contract or the Sublease, (collectively, the “Contract Documents”) of Purchaser owing to Vendor (collectively, the “Obligations”).

11.3.	Lease, sublease or encumbrance of the Real Property or any part thereof, or the making of any levy, seizure or attachment thereof or thereon or a substantial, uninsured loss of any part of the Real Property.

11.4.	Purchaser

11.4.1.	institutes or consents to any proceedings in insolvency, or for the adjustment, liquidation, extension or composition or arrangement of debts or for any other relief under any insolvency law or laws relating to the relief or reorganization of debtors’,

11.4.2.	files an answer admitting bankruptcy or insolvency or in any manner is adjudged insolvent, or

11.4.3.	makes an assignment for the benefit of creditors or admits in writing inability to pay debts as they become due.

11.5.	Any part of Real Property or all or a substantial part of the property or assets of Purchaser is placed in the hands of any receiver, trustee or other officers or representatives of any court, or Purchaser consents, agrees or acquiesces to the appointment of any such receiver or trustee.

11.6.	Desertion or abandonment of the Real Property, or any part thereof, by Purchaser.

11.7.	Actual or threatened alteration, demolition or removal of any Improvements which are a part of the Real Property.

11.8.	Sale, transfer, conveyance or other disposition of Purchaser’s interest in this Contract or Purchaser’s interest in any of the Real Property, or any part thereof, without Vendor’s prior written consent and without paying the Purchase Price in full.

12. Land Contract Forfeiture. Purchaser acknowledges that it has only acquired a vendee’s interest in the Real Property and that Vendor is retaining fee simple title in the same to secure payment of the Contract Balance. In the event Purchaser commits an Event of Default as defined above, including without limitation fails to pay the Contract Balance when due, deserts or abandons the Real Property or commits any breach of this Contract which materially diminishes the security intended to be given to Vendor under and by virtue of this Contract, then, it is expressly agreed by Purchaser that Vendor may, at Vendor’s option and in its sole discretion in lieu of foreclosure set forth in Section 13 below, cancel this Contract and take possession of the Real Property and remove Purchaser therefrom, or those holding or claiming under Purchaser without any demand and to the full extent permitted by applicable law. In the event of Vendor’s cancellation upon such default by Purchaser, all rights and demands of Purchaser under this Contract and in and to the Real Property shall cease and terminate and Purchaser shall have no further right, title or interest, legal or equitable, in and to the Real Property, or any portion thereof, and Vendor shall have the right to retain all amounts paid by Purchaser toward the Purchase Price as an agreed payment for Purchaser’s possession and use of the Real Property prior to such default. Such retention shall not bar Vendor’s right to recover damages for unlawful detention of the Real Property after default, for any failure to pay taxes, insurance or other amounts owing as a result Purchaser’s possession of the Real Property, for failure to maintain the Real Property at any time, for waste committed thereon or for any other damages suffered by Vendor, including reasonable attorneys’ fees incurred by Vendor in enforcing any right hereunder or in removing any encumbrance on the Real Property made or suffered by Purchaser. In the event of Vendor’s cancellation of this Contract upon default by Purchaser, Purchaser shall surrender and vacate the Real Property immediately and deliver exclusive possession thereof to Vendor in as clean, good and tenantable condition as existed on the Execution Date, ordinary wear and tear, casualty and condemnation excepted, and free of any Hazardous Material (a) discharged, disposed of or released by Purchaser or any of its agents, employees, contractors, vendors, suppliers, licensees, customers, or invitees or (b) otherwise resulting from Purchaser’s operations at the Property. All alterations, additions and improvements made or added to the Real Property by or on behalf of Purchaser shall, at Vendor’s option, be deemed part of the Real Property and surrendered to Vendor lien free upon such termination without compensation to Purchaser. Any alterations, additions or improvements that Vendor does not elect to have surrendered with the Real Property, together with any personal property of the Purchaser, shall be removed by Purchaser as soon as practicable following Vendor’s cancellation of this Contract, and Purchaser shall repair all damage to the Real Property resulting from such removal. Any personal property of Purchaser than remains on the premises of the Real Property after thirty (30) days following Vendor’s cancellation of this Contract shall be deemed abandoned by Purchaser, or at Vendor’s option, Vendor may store or remove the personal property at the risk, cost and expense of Purchaser and Vendor shall in no event be responsible for the value, preservation or safekeeping thereof.

All of Vendor’s remedies under this Section 12 and Sections 13 through 16 shall be cumulative and not exclusive and shall include the right to appoint a receiver in the Event of Default, to foreclose on Purchaser’s interest under foreclosure laws and collect all attorneys’ fees in the enforcement of this Contract. Failure of Vendor to exercise any remedy at any time shall not operate as a waiver of the right of Vendor to exercise any remedy for the same or any subsequent default at any time thereafter.

13. Mortgage Foreclosure. As an alternative remedy to Vendor in the Event of Default which may be pursued simultaneously with the institution of the Land Contract forfeiture procedures in Section 12, Vendor, in its sole and absolute discretion, may foreclose on this Contract under Indiana mortgage foreclosure laws as a real estate mortgage. Purchaser hereby mortgages, warrants, and grants a security in the Real Property to Vendor to secure all Obligations. Upon an Event of Default, Vendor:

13.1	may, to the extent permitted by law, either in person or by agent, with or without bringing any action or proceeding, enter upon and take possession of the Real Property, or any part thereof, in its own name, and do any acts which it deems necessary or desirable to preserve the value, marketability or rentability of the Real Property or part thereof or interest therein, increase the income therefrom or protect the security hereof and, with or without taking possession of the Real Property, sue for or otherwise collect the rents, issues and profits thereof, including those past due and unpaid, and apply the same to its costs and expenses and then to the Contract Balance and all amounts due under the Contract Documents. The entering upon and taking possession of the Real Property, the collection of such rents, issues and profits and the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder or invalidate any act done in response to such default or pursuant to such notice of default and notwithstanding the continuance in possession of the Real Property or the collection, receipt and application of rents, issues or profits, Vendor shall be entitled to exercise every right provided for in any of the Contract Documents or by law upon occurrence of any Event of Default hereunder.

13.2	may commence an action to foreclose this Contract as an Indiana mortgage, appoint a receiver, or specifically enforce any of the covenants hereof and to take all such other actions permitted by applicable law.

13.3	may exercise any or all of the remedies available to a secured party under the Indiana Uniform Commercial Code to the extent applicable to the Real Property.

13.4	may collect all expenses which may be paid or incurred by or on behalf of Vendor in connection with the foreclosure of this Contract for attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs and cost of procuring all environmental assessments and all title searches, policies and examinations and similar data and assurances with respect to title and the environmental condition of the Real Property as Vendor reasonably may deem necessary to prosecute such suit shall constitute advancements, shall be immediately due and payable by Purchaser, with Default Interest, and shall be allowed and included as indebtedness in the judgment for sale and part of the Obligations.

13.5	recover a deficiency from Purchaser to the extent the mortgage foreclosure sale fails to pay the Obligations in full in accordance with Indiana law.

14. Foreclosure Proceedings and Receiver. Upon the commencement of any proceedings to forfeit or foreclose this Contract, Vendor shall be entitled forthwith to the appointment of a receiver or receivers, as a matter of right, without the giving of notice to any other party, without regard to the adequacy or inadequacy of any security for the Contract Balance and without the requirement of any bond, and Purchaser hereby consents to such appointment. Vendor shall be entitled to recover judgment either before or after or during the pendency of any proceedings for the enforcement of this Contract. The right of Vendor to recover such judgment shall not be affected by the exercise of any other right, power or remedy for the enforcement of this Contract, or the foreclosure of the lien of this Contract.

15. Assignment of Leases and Rents. As additional security for the repayment of the Contract Balance or other indebtedness hereby secured, Purchaser assigns to Vendor its entire interest, as lessor, in all present and future leases, all rentals and other income from the Real Property and all licenses, permits, agreements or contracts pertaining to the Real Property. This assignment shall not be construed as a consent by Vendor to any such lease, license, permit, agreement or contract hereby assigned nor impose upon Vendor any obligations with respect thereto since it is given as collateral security only. In the Event of a Default, Purchaser shall, upon demand therefor made by Vendor, surrender possession of the Real Property to Vendor, its duly constituted agents, or to a duly appointed receiver who may thereafter take possession and assume the management of the Real Property and collect the rentals and other income therefrom, rent or lease the Real Property or any portion thereof, upon such terms and for such time as it may deem best, terminate any tenancy and maintain proceedings to recover possession of the Real Property from any tenant or trespasser, and apply the net proceeds of such rent and income to the following purposes and in the following order: (a) preservation and management of the Real Property; (b) payment of taxes; (c) payment of insurance premiums; and (d) payment of the Contract Balance and any amounts due under the Contract Documents. Vendor, its duly constituted agent, or duly appointed receiver, as applicable, shall be liable to account only for those rents actually received.

16. Intentionally Omitted.

17. Interpretation of Contract. The article, section and other headings of this Contract are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

18. Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) via email or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Purchaser:	Electric Last Mile, Inc. c/o: Benjamin Wu, General Counsel 1055 W Square Lake Rd Troy, MI 48098 Email: bwu@electriclastmile.com
with a copy to:	Mark E. Wright Mark E. Wright Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240, USA mark.wright@faegredrinker.com Phone: 317-569-4659
To Vendor:	SF MOTORS, INC. dba SERES Attn: Legal Department 3303 Scott Blvd., Santa Clara, CA 95054 Email: legal@driveseres.com
with copy to:	King & Wood Mallesons LLP 535 Middlefield Road, Suite 245 Menlo Park, California 94025 Attn: Yuji Sun, Esq. Email: yuji.sun@us.kwm.com or to such other address as either party may from time to time specify in writing to the other party. Any such notice shall be deemed to have been given (i) upon delivery, if personally delivered, one (1) business day after sending if sent by any nationally recognized form of airborne/overnight delivery service, or (ii) the date of sending if sent by email. Either party may change the address at which it desires to receive notice upon giving written notice of such request to the other party. Purchaser and Vendor, and their respective counsel, hereby agree that notices may be given hereunder by the parties’ respective counsel, and that if any communication is given hereunder by Purchaser’s or Vendor’s counsel, such counsel may send such communication directly to all principals so long as such other counsel is copied, as required to comply with the foregoing provisions.

19. Entire Contract. This Contract, together with the Exhibits and schedules hereto and all other Contract Documents, contain all representations, warranties and covenants made by Purchaser and Vendor and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. All obligations of Purchaser in the Contract Documents are independent of its obligations hereunder and are not integrated or replaced by this Contract, nor shall Purchaser be excused of any performance hereunder due to any limitations set forth in the Purchase Agreement or any alleged breach by Vendor of any obligations under the Purchase Agreement.

20. Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Contract must be exercised, or by which any act required hereunder must be performed expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day (a “Business Day”).

21. Attorneys’ Fees. Purchaser will pay Vendor’s reasonable attorneys’ fees and costs in connection with the enforcement of the Contract Documents after an Event of Default, including costs to protect, collect, lease, sell, take possession of, or liquidate any of the Real Property, or to attempt to enforce or protect any security interest or lien or other right under any of the Contract Documents, or to enforce any rights of Vendor or obligations of Purchaser or any other person, firm or corporation which may be obligated to Vendor by virtue of this Contract or under any of the Contract Documents and any expenses, costs and charges relating thereto, which shall constitute an additional indebtedness owing by Purchaser to Vendor payable on demand and evidenced and secured by the Contract Documents.

22. Assignment. Purchaser’s rights and obligations hereunder shall not be assignable without the prior written consent of Vendor in Vendor’s sole discretion.

23. Counterparts. This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

24. Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of Indiana.

25. Confidentiality and Return of Documents. Purchaser and Vendor shall each maintain as confidential any and all material obtained about the other or, in the case of Purchaser, about the Property, this Contract or the transactions contemplated hereby, and shall not disclose such information to any third party. Except for Purchaser’s attorneys, accountants and consultants (who also shall be subject to the obligations set forth in this Section 25) and as may be required by law, Purchaser will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Vendor.

26. Amendments. This Contract may be amended or modified only by a written instrument signed by Purchaser and Vendor.

27. No Recording. This Contract shall not be recorded, but a Memorandum thereof providing for the names of the parties, the legal description of the Real Property the duration of the contract term may be recorded to the extent required for the Title Company to issue the vendee’s policy of title insurance.

28. No Partnership. The relationship of the parties hereto is solely that of Vendor and Purchaser with respect to the Real Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

29. No Third-Party Beneficiary. The provisions of this Contract are not intended to benefit any third parties.

30. Severability. If any term or provision of this Contract or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Contract shall continue in full force and effect, but without giving effect to such term or provision.

31. No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

32. Construction. The parties agree that this Contract is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Contract shall not be construed against the maker thereof.

[Signature page to follow]

IN WITNESS WHEREOF, Vendor and Purchaser have executed this Land Contract to be effective as of the Execution Date.

VENDOR:

SF MOTORS, INC.,
a Delaware corporation,
doing business as SERES

By:	/s/ Yu Zheng
Printed:	Yu Zheng
Title:	Secretary of the Corporation

PURCHASER:

ELECTRIC LAST MILE, INC.,
a Delaware corporation

By:	/s/ James Taylor
Printed:	James Taylor
Title:	CEO

EXHIBIT A

Legal Description of the Land

Lot 1 in AM General Mishawaka Minor Subdivision, an addition to Penn Township, St. Joseph County, Indiana as per plat thereof recorded September 15, 2017 as Instrument Number 1725316, in the Office of the Recorder of St. Joseph County, Indiana.

Non-exclusive easement for sewer and discharge of water as reserved in a Deed of Easement granted by Indiana & Michigan Electric Company to Rockwell Spring and Axle Company, dated February 3, 1956 and recorded February 5, 1956 in Deed Record 551, page 156 in the Office of the Recorder of St. Joseph County, Indiana.